Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-279021) pertaining to the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan and Viking Holdings Ltd 2024 Employee Share Purchase Plan of Viking Holdings Ltd of our report dated March 11, 2025, with respect to the consolidated financial statements of Viking Holdings Ltd included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young AS

Oslo, Norway

March 11, 2025